Exhibit 99.1

Actuant Announces Completion of Debt Refinancing

MILWAUKEE--(BUSINESS WIRE)--April 2, 2019--Actuant Corporation (NYSE:ATU) today announced completion of a new five-year $600 million senior credit facility, comprised of a $400 million revolving line of credit and a fully-drawn $200 million term loan.

Proceeds from the refinancing will be used to retire the existing $300 million term loan due May 2020, of which $200 million was outstanding at the end of the company’s second quarter. The new facility includes a reduction in pricing, expansion of the revolving credit facility from $300 to $400 million, and a March 2024 maturity date. Borrowing capacity and outstanding debt will not change as a result of this new agreement.

"The refinancing of the credit facility creates a longer-term capital structure with greater flexibility to support the company's strategic plan, including the divestiture of the EC&S segment and continued disciplined focus on our capital allocation priorities," said Rick Dillon, Actuant’s Executive Vice President and Chief Financial Officer. “We are pleased to have the strong support of our bank partners as we progress through our transformation into a pure-play premier industrial tools and services company.”

The new credit facility contains financial covenants that are consistent with the prior facility, with enhancements that improve overall liquidity. The facility provides the option for future expansion through a $300 million accordion on the revolver. The facility will bear interest initially at a rate of LIBOR + 1.625 bps.

JPMorgan Chase Bank, N.A. acted as Administrative Agent on the refinancing along with Wells Fargo Bank, N.A., Bank of America, N.A., SunTrust Bank, and PNC Bank, N.A., as Co-Syndication Agents and BMO Harris Bank, N.A., as Documentation Agent.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and factors, Actuant’s results are subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, uncertainties with respect to the timing and terms of any disposition, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2018 filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

CONTACT:
Actuant Corporation
Richard Roman
262-293-1985
richard.roman@actuant.com